As filed with the Securities and Exchange Commission on August 6, 2014

Registration Statement No. 333-197584

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Inovio Pharmaceuticals, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	33-0969592
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

60 West Germantown Pike, Suite 110

Plymouth Meeting, Pennsylvania 19462

(877) 446-6846

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Dr. J. Joseph Kim,

Chief Executive Officer

Inovio Pharmaceuticals, Inc.

60 West Germantown Pike, Suite 110

Plymouth Meeting, Pennsylvania 19462

(877) 446-6846

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

John W. Kauffman, Esq.

Duane Morris LLP

30 South 17th Street

Philadelphia PA, 19103

(215) 979-1227

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, $0.001 per share	(1)	(2)	(2)	(3)
Preferred stock, $0.001 par value	(1)	(2)	(2)	(3)
Debt securities	(1)	(2)	(2)	(3)
Warrants	(1)	(2)	(2)	(3)
Units	(1)	(2)	(2)	(3)
Total	(1)	(2)	$175,000,000	$14,586.81(3)

(1)

We are registering under this registration statement such indeterminate number of shares of common stock and preferred stock, such indeterminate principal amount of debt securities, such indeterminate number of warrants to purchase common stock, preferred stock and/or debt securities, and such indeterminate number of units as may be sold by the registrant from time to time, which together shall have an aggregate initial offering price not to exceed $175,000,000. If we issue any debt securities at an original issue discount, then the offering price of such debt securities shall be in such greater principal amount at maturity as shall result in an aggregate offering price not to exceed $175,000,000, less the aggregate dollar amount of all securities previously issued hereunder. We may sell any securities we are registering under this registration statement separately or as units with the other securities we are registering under this registration statement. We will determine, from time to time, the proposed maximum offering price per unit in connection with our issuance of the securities we are registering under this registration statement. The securities we are registering under this registration statement also include such indeterminate number of shares of common stock and preferred stock and amount of debt securities as we may issue upon conversion of or exchange for preferred stock or debt securities that provide for conversion or exchange, upon exercise of warrants or pursuant to the antidilution provisions of any of such securities. In addition, pursuant to Rule 416 under the Securities Act of 1933, the shares we are registering under this registration statement include such indeterminate number of shares of common stock and preferred stock as may be issuable with respect to the shares we are registering as a result of stock splits, stock dividends or similar transactions.
(2)	We will determine the proposed maximum aggregate offering price per class of security from time to time in connection with our issuance of the securities we are registering under this registration statement and we are not specifying such price as to each class of security pursuant to General Instruction II.D. of Form S-3 under the Securities Act.
(3)	Calculated in accordance with Rule 457(o). An aggregate principal amount of $61,748,390 of the registrant’s securities registered hereunder are unsold securities previously registered on the registrant’s registration statement on Form S-3 that was declared effective on February 13, 2014 (No. 333-193698) (the “Prior S-3”). Pursuant to Rule 415(a)(6) under the Securities Act, the $8,146.80 registration fee previously paid in connection with such unsold securities registered in the Prior S-3 will continue to be applied to such unsold securities in this registration statement, so no registration fee is required to be paid with this registration statement with respect to those securities because they constitute unsold securities being moved from the Prior S-3 to this replacement registration statement. Accordingly, the amount of the registration fee in the Calculation of Registration Fee table ($14,393.20), as to the primary offering by the registrant, relates to the additional aggregate principal amount of $113,251,610 of the registrant’s securities being registered hereunder. Pursuant to Rule 415(a)(6) under the Securities Act, the offering of unsold securities under the Prior S-3 will be deemed terminated as of the date of effectiveness of this registration statement. This registration fee was paid with the initial filing on July 23, 2014.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

Inovio Pharmaceuticals, Inc. (the “Company”) is filing this pre-effective Amendment No. 1 (the “Amendment”) to its Registration Statement on Form S-3 (Registration Statement No. 333-197584) as an exhibit only filing to file Exhibit 5.1 and to restate the list of exhibits set forth in Item 16 of Part II of the Registration Statement. Accordingly, this Amendment consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature pages to the Registration Statement and the filed exhibit. The prospectus is unchanged and has been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The estimated expenses in connection with this registration statement, other than underwriting discounts and commissions, are as follows:

SEC registration fee	$14,586.81
Trustee fees	(1)
Printing expenses	(1)
Legal and accounting expenses	(1)
Rating agency fees	(1)
Miscellaneous	(1)

TOTAL	$(1)

(1)	These fees will depend on the type of securities offered and the number of offerings and, therefore, we cannot estimate such fees at this time. We will provide additional information regarding estimated fees and expenses at the time we include information as to any securities in a prospectus supplement in accordance with Rule 430B.

Item 15.	Indemnification of Directors and Officers.

Under Section 145 of the Delaware General Corporation Law (the “DGCL”), a corporation has the power to indemnify its directors and officers under certain prescribed circumstances and, subject to certain limitations, against certain costs and expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection with any threatened, pending or completed action, suit or proceeding, whether criminal, civil, administrative or investigative, to which any of them is a party by reason of his being a director or officer of the corporation if it is determined that he acted in accordance with the applicable standard of conduct set forth in such statutory provision. Our Amended and Restated Certificate of Incorporation provides that, pursuant to the DGCL, our directors shall not be liable for monetary damages for breach of the directors’ fiduciary duty of care to us and our stockholders. This provision in the Amended and Restated Certificate of Incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of the law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Our bylaws provide that we will indemnify, to the fullest extent authorized by the DGCL, each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of our company, whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer against all expenses, liability and loss reasonably incurred or suffered by such person in connection therewith. We also have directors’ and officers’ liability insurance.

The underwriting agreement that we might enter into will provide for indemnification by any underwriters of us, our directors, our officers who sign the registration statement and our controlling persons for some liabilities, including liabilities arising under the Securities Act of 1933.

Item 16.	Exhibits.

No.	Description

1.1	Form of Underwriting Agreement relating to Common Stock*

1.2	Form of Underwriting Agreement relating to Preferred Stock*

1.3	Form of Underwriting Agreement relating to Debt Securities*

1.4	Form of Underwriting Agreement relating to Warrants*

1.5	Form of Underwriting Agreement relating to Units*

3.1	Certificate of Incorporation with all amendments (included in initial filing of this registration statement)

3.3	Amended and Restated By-laws dated as of August 10, 2011 (incorporated by reference to Exhibit 3.2 to our Current Report on Form 8-K filed on August 12, 2011).

4.1	Form of Senior Debt Indenture ((included in initial filing of this registration statement)

4.2	Form of Senior Debt Security*

4.3	Form of Subordinated Debt Indenture ((included in initial filing of this registration statement)

4.4	Form of Subordinated Debt Security*

4.5	Form of Preferred Stock Certificate of Designation*

4.6	Specimen Certificate for Shares of Preferred Stock*

4.7	Form of Warrant Agreement*

4.8	Form of Warrant (to be included in Exhibit 4.7)*

4.9	Form of Unit Agreement*

5.1	Opinion of Duane Morris LLP (filed herewith)

12.1	Statement of Computation of Ratios ((included in initial filing of this registration statement)

23.1	Consent of Duane Morris LLP (included in Exhibit 5.1)

23.2	Consent of Independent Registered Public Accounting Firm ((included in initial filing of this registration statement)

24.1	Powers of Attorney (included in signature pages of initial filing of this registration statement)

25.1	Statement of Eligibility and Qualification on Form T-1 of Trustee to Act as Trustee under the Senior Indenture*

25.2	Statement of Eligibility and Qualification on Form T-1 of Trustee Act as Trustee under the Subordinated Indenture*

*	To be filed by amendment or pursuant to a Current Report on Form 8-K.

Item 17.	Undertakings.

We hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those clauses is contained in reports filed with or furnished to the SEC by us pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act, to any purchaser:

(i) Each prospectus filed by us pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining our liability under the Securities Act, to any purchaser in the initial distribution of the securities, we undertake that in a primary offering of our securities pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, we will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of ours relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of us or used or referred to by us;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about us or our securities provided by or on behalf of us; and

(iv) Any other communication that is an offer in the offering made by us to the purchaser.

(6) That, for purposes of determining any liability under the Securities Act, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the SEC under Section 305(b)(2) of the Trust Indenture Act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions described in Item 15 above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by a director, officer or controlling person of us in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, that we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plymouth Meeting, Commonwealth of Pennsylvania, on August 6, 2014.

INOVIO PHARMACEUTICALS, INC.

By:	/s/ J. Joseph Kim
J. Joseph Kim President and Chief Executive Officer

Know all men by these present, that each person whose signature appears below constitutes and appoints J. Joseph Kim and Peter Kies, and each or either of them, as such person’s true and lawful attorneys-in-fact and agents, with full power of substitution, for such person, and in such person’s name, place and stead, in any and all capacities to sign any or all amendments or post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ J. Joseph Kim J. Joseph Kim	President and Chief Executive Officer and Director (Principal Executive Officer)	August 6, 2014

/s/ Peter Kies Peter Kies	Chief Financial Officer (Principal Financial and Accounting Officer)	August 6, 2014

* Avtar Dhillon	Chairman of the Board of Directors	August 6, 2014

* Simon X. Benito	Director	August 6, 2014

* Angel Cabrera	Director	August 6, 2014

Signature	Title	Date

/* Morton Collins	Director	August 6, 2014

* Adel Mahmoud	Director	August 6, 2014

*By:	/s/ Peter Kies
Peter Kies, attorney-in-fact